Exhibit 10.1

VIA EMAIL DELIVERY

March 6, 2014

Mr. Walter Hosp

Dear Walter:

This letter shall confirm our conversation and understanding regarding your separation from HMS Holdings Corp. (the “Employer”).  For purposes of this letter agreement, the term “Company” shall refer to the Employer and its direct and indirect subsidiaries, corporate affiliates, and their respective successors and assigns.  Provided you sign and return this letter agreement to me by March 10, 2014, you will remain employed by the Company through June 6, 2014 per the terms of this letter agreement.  Further, provided that, on or within three (3) days following the Separation Date (as described below), you sign, return, and do not revoke the Final Separation, Waiver and General Release Agreement attached hereto as Attachment A (the “Final Release”), the Company will provide you with the severance benefits set forth in paragraph 2 below.

Because this letter agreement will become a binding agreement between you and the Company when you sign it, you are advised to consult with an attorney before signing this letter agreement and you have been given at least four (4) days to do so and consideration of $100 in connection with signing this letter agreement.

You are being provided more than twenty-one (21) days to consider signing the Final Release (which can only be signed on or within three (3) days following the Separation Date).  If you sign the Final Release, you may change your mind and revoke that agreement during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying me in writing by the close of the seventh (7th) day.  If you do not so revoke, the Final Release will also become a binding agreement between you and the Company upon the expiration of the Revocation Period.  If you fail to sign and return the Final Release on or within three (3) days following the Separation Date, or if you revoke the Final Release, you shall not receive any severance benefits from the Company.

Regardless of signing this letter agreement or the Final Release, you will receive payment for your final wages and any unused vacation time accrued through your last day of employment.  You may also, if eligible, elect to continue receiving group medical insurance pursuant to the “COBRA” law.  All applicable premium costs for COBRA shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation, except as provided under paragraph 2.

You understand, agree, and acknowledge that by timely signing and returning this letter agreement, you will be agreeing to all of the terms and conditions set forth in this letter agreement, which shall supersede your Employment Agreement dated April 30, 2012 (the “Employment Agreement”).  Effective as of the date on which you sign this letter agreement, the Employment Agreement shall be of no further force or effect.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign  and return this letter agreement and the Final Release, comply with all of the terms herein and therein, and do not revoke the Final Release within its Revocation Period.

1.                                      Transition Period and Separation Date —The effective date of your separation from the Company will be June 6, 2014, except as provided below (the last date of employment being the “Separation Date”).  The period between the date of this letter and the Separation Date will be a transition period (the “Transition Period”), during which you will use reasonable efforts to (a) continue to perform duties and responsibilities as directed by the Chief Executive Officer, (b) transition your job duties to the new Chief Financial Officer as he may request, and (c) perform such tasks as may be directed by the Company’s Chief Executive Officer (collectively, the “Transition Duties”).

Notwithstanding the foregoing, the Company retains the right to immediately terminate your employment with or without “Cause” (as defined below) prior to June 6, 2014.  If the Company terminates your employment without Cause prior to June 6, 2014, you will not receive any further salary payments, benefits, vesting, or compensation following your termination of employment, but you will remain eligible to receive the severance benefits described in paragraph 2 below following your execution and non-revocation of the Final Release, together with additional severance equivalent to the salary you would have received for the period between your accelerated Separation Date and June 6, 2014 (payable through additional installments at the end of the original six months) and an additional amount under clause (ii) of paragraph 2 measured by the additional months of COBRA coverage (if any) between the Separation Date and June 6, 2014.  If the Company terminates your employment for Cause prior to June 6, 2014, you will not receive any further salary payments, benefits, vesting, or other compensation from the Company following your termination of employment, nor will you be eligible to receive any severance benefits.  For purposes hereof, Cause shall mean any of the following: your (i) fraud with respect to the Company; (ii) material misrepresentation to any regulatory agency, governmental authority, outside or internal auditors, internal or external Company counsel, or the Company’s Board concerning the operation or financial status of the Company; (iii) theft or embezzlement of assets of the Company; (iv) your conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to your employment, to any misdemeanor (other than a traffic violation); (v) material failure to follow the Company’s conduct and ethics policies that have been provided or made available to you; (vi) material breach of this letter agreement or the Restrictive Covenants Obligations (as defined below); (vii)  any failure or refusal to fully perform your duties as  assigned by the Chief Executive Officer at any time; and/or (viii) failure to use your best efforts to perform the Transition Duties.

2.                                      Description of Severance Benefits — If you timely sign and return this letter agreement, the Company will continue to employ you through the Transition Period (except as noted above).  If you timely sign, return, and do not revoke the Final Release and abide by all of your obligations set forth herein and therein, the Company will pay you (i) as severance six (6) months of your current base salary of $450,000 (to be paid in equal installments over a six (6) month period in accordance with the Company’s normal payroll practices), and (ii) a lump sum equal to the difference between the COBRA coverage premium for the same type of medical, dental and vision coverage (single, family or other) you are receiving as of the Separation Date and your employee contribution, which represents the amount the Company would allocate for such coverage had your coverage remained active for six (6) months.  This payment will be taxable and subject to withholding and you will be responsible for ensuring the timely payment of your COBRA coverage premiums.  The payment in clause (i) will begin and in clause (ii) will be made in the first payroll that begins are the Final Release becomes effective and nonrevocable.

In addition, any outstanding but not fully vested options and restricted stock units you hold as of the Separation Date and that were granted before January 1, 2014 will not expire on the Separation Date pending the return and nonrevocation of the Final Release.  If the Final Release becomes irrevocable, you will continue to vest in the foregoing awards until February 28, 2015.  The period for option exercise for all options vested as of February 28, 2015 will be extended to May 29, 2015.  If you do not return the Final Release by the third (3rd) day after your Separation Date or you revoke it, the revisions described in this subparagraph will not apply and any portions of the equity awards that were kept from expiring under this subparagraph will expire immediately, retroactive to the Separation Date.

3.                                      Release - In consideration of your continued employment with the Company through the Transition Period and the payment of the severance benefits and other good consideration, none of which you acknowledge you would otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company together with its past and present parents, subsidiaries, affiliates, shareholders, owners, partners, members, officers, directors, representatives, employees, agents, counsel, successors and assigns, benefit plans, benefit plan trustees and administrators (collectively, the “Releasees”) jointly and severally, from any and all debts, claims, liabilities, demands and causes of action of every kind, nature and description against the Company, in law, or in equity, which against the Releasees, you, your heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time to the date you sign this letter agreement, including, but not limited to any claims of harassment (including without limitation sexual harassment) and/or discrimination on the basis of sex, sexual orientation, gender identification, pregnancy, disability (including claims concerning a history or record of a disability, predisposing genetic condition, and claims that you were regarded as having a disability), handicap, race, color, religion, creed, national origin, ancestry, citizenship, ethnic characteristics, marital status or military/veteran status and also includes, no matter how denominated or described, any claims under any federal, state or local law, statute, rule, regulation, ordinance or executive order of discrimination and/or retaliation and non-payment of wages, bonuses, commissions or other compensation, including, without limitation, the Employee Retirement Income Security Act of 1974 (“ERISA”), Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1866, The Civil Rights Act of 1991, the Rehabilitation Act of 1973, Executive Order 11246, Executive Order 11141, the Genetic Information Nondiscrimination Act of 2008, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Occupational Safety and Health Act (“OSHA”), the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, and including without any limitation any claims of wrongful or tortious discharge or termination, breach of contract, breach of the implied covenant of good faith and fair dealing, written or oral, express or implied, breach of promise, public policy, negligence, intentional infliction of emotional distress, negligent infliction of emotional distress, assault, battery, false imprisonment, defamation, libel, slander, invasion of privacy, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, and whistleblower activities, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local law, statute, rule, regulation, ordinance or executive order not expressly referenced above. You understand and agree that the claims released in this paragraph include not only claims presently known to you, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this paragraph.  You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected the release set forth herein, but you nevertheless waive and release any claims or rights based on different or additional facts.

Excluded from this Release are claims of entitlement to vested benefits under any 401(k) plan or other ERISA-covered benefit plan provided by the Company, any claims which cannot be waived by law, including but not limited to, workers’ compensation claims, claims after the effective date of this letter agreement, and the right to file administrative charges with certain government agencies.  Please note that the Final Release also includes a release under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.  Nothing in this letter agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency.  You represent and warrant that you have not filed any complaint, charge, or lawsuit against the Company with any government agency or any court.

Notwithstanding the foregoing paragraph you agree to waive any right to recover monetary damages any charge, complaint, or lawsuit against the Company filed by you or by anyone else on your behalf.  You also agree that: (a) you have been properly paid for all hours worked to date; (b) you have not suffered any on the job injury for which you have not already filed a claim; and (c) you have been properly provided any leaves of absence because of your health condition or a family member’s health condition and suffered no adverse action.

The Company agrees that you are not releasing any claims or rights you may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when you were a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this letter agreement is not a concession, acknowledgment, or guaranty that you have any such rights to indemnification, (ii) this letter agreement does not create any additional rights for you to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

4.                                      Return of Company Property

On or before the Separation Date, you shall return to the Company all Company property in your possession, custody or control, including all keys, files, records, equipment (including computer hardware, software, printers, wireless handheld devices, cellular phones, etc.), and any Proprietary Information (as defined in the Noncompetition, Nonsolicitation, Proprietary And Confidential Information And Developments Agreement dated April 25 2012, the “Restrictive Covenants Agreement,” a copy of which is included herewith and, together with the restrictive covenants in equity compensation grants you have received, the “Restrictive Covenants Obligations”) in your possession and have left intact with, or delivered intact to, the Company all electronic Company documents, including those that you developed or helped to develop during your employment, none of which you will retain in any form or medium.

5.                                      Continuing Obligations

a.              You acknowledge your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects and financial condition.

b.              You further acknowledge and reaffirm that your contractual obligations under the Restrictive Covenants Obligations remain in full force and effect and that your continuing contractual obligations thereunder survive the execution of this letter agreement and the Final Release.

6.                                      Non-Disparagement - You understand and agree that both during the Transition Period and thereafter you will not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, employee, or officer of the Company, regarding the Company or any of the other Releasees or about the Company’s business affairs, operational affairs, or financial condition, and neither shall the Company’s senior management make any such statement about you, your employment or its cessation; provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entities where required by applicable law or to enforce the terms of this letter or the Final Release, nor shall the Company or its senior management be restricted from making truthful disclosures required by applicable law or to enforce the terms of this letter agreement or the Final Release.

7.                                      Cooperation - You agree to provide reasonable cooperation with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party.  In seeking such cooperation, the Company will take into account your conflicting professional and personal commitments.  You also agree that your cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the Company.  Moreover, unless otherwise prohibited by law, you agree to notify the Company’s General Counsel or SVP, Human Resources if you are asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation.  Such notice shall be in writing and sent by overnight mail within two business days of the time you receive the request for assistance, testimony or information.  If you are not legally permitted to provide such notice, you agree that you shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this paragraph 7.  The Company acknowledges that you may have your personal counsel present for discovery or other adversarial proceedings at your own expense (except to the extent payment for counsel is provided under any applicable indemnification policy or director or officer insurance, provided that you must comply with any terms under such policies or insurance with respect to using Company-provided or insurer-selected counsel in situations where conflicts of interest do not prevent such use).  You further agree to cooperate with the Company in the transitioning of your work, and to be available to the Company for this purpose or any other purpose reasonably requested by the Company.  The obligations of this paragraph do not apply to any action you may bring against the Company for nonpayment of severance.

8.                                      Confidentiality - To the extent permitted by law, you understand and agree that, as a condition of the severance benefits described herein, both during the Transition Period and thereafter the terms and contents of this letter agreement and the Final Release, and the contents of the negotiations and discussions resulting in this letter agreement and the Final Release, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except as otherwise agreed to in writing by the Company.  You acknowledge that, to comply with applicable law, the Company may need to file or otherwise publicly disclose this letter agreement and other details regarding your ceasing to be an employee.

9.                                      Amendment - This letter agreement and the Final Release shall be binding upon you and the Company and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement and the Final Release are binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10.                               Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement or the Final Release shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.                               Severability - Should any provision of this letter agreement or the Final Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement or the Final Release.  In the event the general release provisions of the release in this letter agreement or the Final Release are determined to be invalid, you shall immediately execute a modified general release that is valid that shall be effective as of the date release in this letter agreement or the Final Release, as applicable, becomes effective.

12.                               Tax Provision - In connection with the severance benefits provided to you pursuant to this letter agreement and the Final Release, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 2 above.

13.                               409A Compliance.  The letter agreement and Final Release are intended to comply with Section 409A of the Code, if and to the extent applicable, and will be interpreted and applied in a manner consistent with that intention.

14.                               Nature of Agreement - You understand and agree that this letter agreement together with the Final Release is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.                               Acknowledgments - You acknowledge that you have been given at four (4) days to consider this letter agreement and more than twenty-one (21) days to consider the Final Release, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement and the Final Release.  You understand that you may revoke the Final Release for a period of seven (7) days after you sign that agreement by notifying William C. Lucia in writing, and it shall not be effective or enforceable until the expiration of the Revocation Period.  You understand and agree that by entering into the Final Release you will be waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received and will receive under paragraph 2 consideration beyond that to which you were previously entitled.

16.                               Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement or the Final Release, and that you fully understand the meaning and intent of this letter agreement and the Final Release.  You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement and the Final Release with an attorney.  You further state and represent that you have carefully read this letter agreement and the Final Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.                               Applicable Law - This letter agreement and the Final Release shall be interpreted and construed by the laws of the State of Texas, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of Texas, or if appropriate, a federal court located in Texas (which courts, for purposes of this letter agreement and the Final Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the Final Release or the subject matter thereof.  The Company and you each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement and the Final Release.

18.                               Addresses for Notices

Any notice required pursuant to this letter agreement shall be sent via registered mail, return receipt requested, or overnight mail with delivery confirmation to the following addresses:

If to the Company:  HMS, 5615 High Point Drive, Irving, Texas 75038, Attention:  Tracy South

If to You:  To the address on file with the personnel records of the Company

Any notice sent in accordance with this paragraph shall be deemed effective upon personal delivery or three business days following deposit in a United States Post Office, by certified mail, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service.  Notwithstanding anything to the contrary contained herein, at any time after the execution of this letter agreement any party may modify the address(es) (including telephone number(s) to which it desires notices to be sent by advising the other, in writing as provided in this paragraph.  Such modification shall be deemed effective under the same terms as in the first sentence of this subparagraph.

19.                               Entire Agreement — Except for the Restrictive Covenants Obligations and the terms of any equity compensation agreements (as proposed to be amended herein), this letter agreement and the Final Release contain and constitute the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancel all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

If you have any questions about the matters covered in this letter agreement or the Final Release, please call me.

Very truly yours,

HMS HOLDINGS CORP.

By:	/s/ Tracy South
Tracy South
SVP, Human Resources

I hereby agree to the terms and conditions set forth above.  I have been given four (4) days to consider this letter agreement and I have chosen to execute this on the date below.  I intend that this letter agreement be a binding agreement between the Company and me.  I further understand that payment of the severance benefits described in paragraph 2 is conditioned upon my satisfactory completion of the Transition Duties, as well as my timely execution, return and non-revocation of the Final Release.

/s/ Walter Hosp	Date March 10, 2014
Walter Hosp

To be returned by March 10, 2014.

ATTACHMENT A

FINAL SEPARATION, WAIVER AND GENERAL RELEASE AGREEMENT

THIS IS A LEGAL DOCUMENT

READ IT CAREFULLY BEFORE CHOOSING WHETHER OR NOT TO SIGN IT!

This Final Separation, Waiver and General Release Agreement (referred to as the “Final Release”) is made and entered into this          day of         , 2014 by and between Walter Hosp (referred to herein as “You,” or “Releasor”) and HMS Holdings Corp. (the “Employer”).  For purposes of this Final Release, the term “Company” shall refer to the Employer and its direct and indirect subsidiaries, corporate affiliates, and their respective successors and assigns.  The Company, together with its past and present parents, subsidiaries, affiliates, shareholders, owners, partners, members, officers, directors, representatives, employees, agents, counsel, successors and assigns, benefit plans, benefit plan trustees and administrators are referred to collectively herein as the “Releasees.”  You and the Releasees shall be referred to collectively herein as the “Parties” and individually as a “Party.”  Capitalized terms used herein and not otherwise defined shall have the definition ascribed to such term in the letter agreement dated March 6, 2014 (the “Letter Agreement”), to which this Final Release is attached.

WHEREAS, your employment with the Employer will end as of the Separation Date, and;

WHEREAS, the Parties have entered into a Letter Agreement pursuant to which the Company has agreed to pay certain severance benefits (as set forth in paragraph 2 of the Letter Agreement, the “Severance Benefits”) in exchange in exchange for certain agreements, warranties, representations and releases on your part, and;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      No Further Monies are Due to You; Non-Waiver of Certain Rights

Other than the Severance Benefits, any unpaid salary through the Separation Date and payment for your accrued but unused calendar year 2014 paid time off, there are no other monies that you claim are owed to you which relate in any way to your employment with the Company.  This includes, but is not limited to, salaries, bonuses, commissions, wages, reimbursable business expenses or contributions to employee benefit plans, vacation or severance pay.  Nothing herein shall be construed or interpreted in any way to: (a) limit or deny your right to receive any vested employee benefit under a plan of the Company for which you were or are a participant; (b) alter your right to elect continued coverage of benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any state equivalent law; or (c) limit your ability to

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seek and/or collect unemployment insurance benefits (assuming you otherwise qualify for such benefits).

2.                                      RELEASE

In exchange for and in consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you irrevocably and unconditionally release and discharge the Releasees jointly and severally, from any and all debts, claims, liabilities, demands and causes of action of every kind, nature and description against the Company, in law, or in equity, which against the Releasees, you, your heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time to the date you sign this Final Release.  You represent that you have not assigned or otherwise transferred any interest in any claim that is the subject of this Final Release.

This Final Release covers, without limitation, any claims of harassment (including without limitation sexual harassment) and/or discrimination on the basis of sex, sexual orientation, gender identification, pregnancy, disability (including claims concerning a history or record of a disability, predisposing genetic condition, and claims that you were regarded as having a disability), handicap, race, color, religion, creed, national origin, ancestry, age, citizenship, ethnic characteristics, marital status or military/veteran status and also includes, no matter how denominated or described, any claims under any federal, state or local law, statute, rule, regulation, ordinance or executive order of discrimination and/or retaliation and non-payment of wages, bonuses, commissions or other compensation, including, without limitation, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1866, The Civil Rights Act of 1991, the Rehabilitation Act of 1973, Executive Order 11246, Executive Order 11141, the Genetic Information Nondiscrimination Act of 2008, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Occupational Safety and Health Act (“OSHA”), the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, and including without any limitation any claims of wrongful or tortious discharge or termination, breach of contract, breach of the implied covenant of good faith and fair dealing, written or oral, express or implied, breach of promise, public policy, negligence, intentional infliction of emotional distress, negligent infliction of emotional distress, assault, battery, false imprisonment, defamation, libel, slander, invasion of privacy, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, and whistleblower activities, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local law, statute, rule, regulation, ordinance or executive order not expressly referenced above.  You understand and agree that the claims released in this paragraph include not only claims presently known to you, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this paragraph.  You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected the release set forth herein, but you nevertheless waive and release any claims or rights based on different or additional facts.

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This Final Release does not apply to any claims or rights that may arise after the date you sign this Final Release. Excluded from this Final Release are any claims of entitlement to vested benefits under any 401(k) plan or other ERISA-covered benefit plan provided by the Company, any claims which cannot be waived by law, including but not limited to, workers’ compensation claims, claims after the effective date of this Agreement, and the right to file administrative charges with certain government agencies.  Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency.  You represent and warrant that you have not filed any complaint, charge, or lawsuit against the Company with any government agency or any court.  The Company agrees that you are not releasing any claims or rights you may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when you were a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this letter agreement is not a concession, acknowledgment, or guaranty that you have any such rights to indemnification, (ii) this letter agreement does not create any additional rights for you to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

Notwithstanding the foregoing paragraph you agree to waive any right to recover monetary damages in any charge, complaint, or lawsuit against the Company filed by you or by anyone else on your behalf.  You also agree that: (a) you have been properly paid for all hours worked; (b) you have not suffered any on the job injury for which you have not already filed a claim; and (c) you have been properly provided any leaves of absence because of your health condition or a family member’s health condition and suffered no adverse action.

You agree never to sue the Company in any forum for any claim covered by the above waiver and release language, except that you may bring a claim under the ADEA to challenge this Final Release.  If you violate this Final Release by suing the Company, other than under the ADEA or as otherwise set forth above, you shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.  Nothing in this Final Release is intended to reflect any party’s belief that your waiver of claims under ADEA is invalid or unenforceable, it being the interest of the Company and you that such claims are waived.

You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company, its predecessors or affiliates or any of its respective subsidiaries, affiliates, directors, officers or agents, unless under a subpoena or court order to do so and except as may be required to enforce your rights hereunder to any agreement contemplated herein.  You also agree to immediately notify the Company’s General Counsel or SVP, Human Resources if you are asked by any person, entity or agency to voluntarily participate in a third party action against the Company without a subpoena or court order, providing the Company all pertinent information concerning such a request.  If you are not legally permitted to provide such notice, you agree that you shall request that the person, entity, or agency seeking assistance, testimony or information provide notice consistent with this

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paragraph.  The Company explicitly reserves the option to represent you if such subpoena or court order is issued, at its expense, including by payment for counsel as provided under any applicable indemnification policy or director or officer insurance, the terms of which you must comply with respect to using Company-provided or insurer-selected counsel in situations where conflicts of interest do not prevent such use.  Nothing herein shall be construed to prohibit you from giving truthful testimony or from truthfully answering any questions of, or providing lawful cooperation to, any agent of the United States government or any Member of Congress.

The Parties intend this Final Release to be construed and interpreted to the fullest extent permitted by law as a general release.  The terms of this Final Release are accepted by you as full and complete resolution, accord and satisfaction of any and all claims, demands or grievances you have made against, and/or could have made against any of the Releasees.

3.                                      Acknowledgements

You acknowledge that you have no knowledge of any violations by the Company of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Fair Debt Collection Practices Act (“FDCPA”), the civil or criminal provisions of the federal False Claims Act, the Civil Monetary Penalties Statute, Titles XVIII and XIX of the Social Security Act (the Medicare and Medicaid statutes), the Health Care Benefit Program False Statements Statute, the Health Care Fraud Statute, any and all of the statutory provisions referenced in the Federal Health Care Offense Definitions Statute, or any other Federal or State laws relating to negligence, fraud and abuse in healthcare (collectively, the “Healthcare Laws”), or the Sarbanes Oxley Act.  You have received instruction from the Company on how to report claims or violations under the Healthcare Laws, and as of the date of executing this Final Release, have no claims to report under the Healthcare Laws or the Sarbanes Oxley Act.  You further certify that you have not reported to any government authority or other entity any such healthcare compliance concerns, issues, and/or violations or potential violations, which remain unanswered or unresolved.

4.                                      Non-Waiver or Release of Subsequent Rights or Claims

Nothing contained herein is intended to or shall constitute a waiver or release of any rights or claims that arise after the date you sign this Final Release.

5.                                      Representations and Warranties

As a material part of this Final Release, you make the following representations and warranties:

A.                                    You have not commenced or asserted and shall not commence or assert any lawsuit, administrative charge or complaint, arbitration, claim or legal proceeding against any or all of the Releasees that is designed to remedy or seek redress for any right or rights waived and/or released by this Final Release.

B.                                    You are not aware of any facts or circumstances suggesting that the Company has engaged in any wrongful or unlawful conduct.

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6.                                      Duty to Cooperate

You agree to provide reasonable cooperation to the Company in effecting a smooth transition of your responsibilities as a result of your separation from HMS.  You further agree that you will promptly and fully respond to all inquiries from the Company and its representatives relating to any lawsuits, arbitrations, mediations, negotiations or other matters, and testify in connection with any lawsuits, arbitrations, mediations, or other matters.  You acknowledge and understand that if you testify in connection with a lawsuit or any other matter involving the Company, you must testify truthfully even if such testimony is to the Company’s detriment.  The Company will reimburse you for any reasonable out of pocket expenses you incur in connection with this duty of cooperation provided herein, with such expenses first being approved by the Company.  The Company will also provide you with reasonable compensation for your time, in an amount determined by the Company at its sole discretion, if the Company requires a substantial amount of your time to resolve matters requiring your assistance.  Finally, you acknowledge and agree that you will not unreasonably withhold your consent to settle any lawsuits, arbitrations, mediations, negotiations or other matters, if such consent is mandated.

7.                                      Remedy in the Event of a Breach

In the event you breach any material portion of this Final Release, you shall immediately, upon written demand, return to the Company all monies paid to you pursuant to this Final Release, and the Company shall retain all rights to pursue legal and equitable remedies to: (a) enforce the terms of this Final Release, and/or (b) seek damages for any breach.  The prevailing party in connection with any effort to enforce the terms of this Final Release or enforce (or resist enforcement of) the first sentence of this Paragraph 7 shall also be entitled to the payment of reasonable legal fees and the costs of litigation from the non-prevailing party.

8.                                      Additional Representations

By signing this Final Release, you further acknowledge and agree that:

A.                                    you had a period of twenty-one (21) calendar days from the date you receive this Final Release to review and deliberate whether or not to sign it;

B.                                    you were advised to consult with an attorney before executing this Final Release;

C.                                    you have carefully read and understand the terms of this Final Release, and have had a full and fair opportunity to review this Final Release with an attorney of your choice;

D.                                    you have signed this Final Release freely and voluntarily and without fraud, duress or coercion and with full knowledge and understanding of its terms and of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder; and,

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E.                                    the only consideration for signing this Final Release are as set forth in the Letter Agreement and no other promise, agreement or representation of any kind has been made to you by any person or entity whatsoever to cause you to sign this Final Release.

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I hereby provide this Final Separation, Waiver and General Release Agreement as of the date set forth below and acknowledge that my execution of this Final Separation, Waiver and General Release Agreement is in further consideration of the separation benefits that I acknowledge I would not be entitled to if I did not sign it.  I intend this Final Separation, Waiver and General Release Agreement to become a binding agreement between the Company and me if I do not revoke my acceptance within seven (7) days of the date set forth next my signature below.

RELEASOR:

Walter Hosp	Date

State of	)
) ss.:
County of	)

On this        day of                             , 201    , before me personally came Walter Hosp, to me known, and known to me to be the same person described in and who executed the foregoing Final Separation, Waiver and Release Agreement and acknowledged to me that s/he executed the same.

Notary Public

FOR THE RELEASEES:

By: Tracy South
SVP, Human Resources
HMS Holdings Corp.

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